Endra-Optosonics Sublicense
Exhibit 10.16

SUBLICENSE AGREEMENT

This Sublicense Agreement (“Agreement”) is entered as of the 2nd day of August, 2007 (“Effective Date”) by and between Optosonics, Inc. (“Optosonics”), a Delaware Corporation, with a place of business at 351 West 10th Street, Suite 250, Indianapolis, Indiana and Endra, Inc. (“Endra”), a Massachusetts corporation with a place of business at 222 Berkeley Street, Boston, Massachusetts 02116.

WHEREAS, Optosonics is the exclusive licensee of the patents and applications set forth in Exhibit A which is attached to and made a part of this Agreement; and

WHEREAS, Optosonics and Sentron executed a license agreement dated May 16, 2003 (“2003 Agreement”) attached to and made a part of this Agreement as Exhibit B; and

WHEREAS, the 2003 Agreement was amended March 22, 2007 which amendment is attached to and made a part of this Agreement as Exhibit C; and

WHEREAS, Optosonics wishes to grant to Endra an exclusive sublicense to the patent applications and patents set forth in Exhibit A within the Field (as defined below) and Endra wishes to accept such grant.

WHEREAS, a consent to sublicense required by the 2003 Agreement has been executed by Sentron, and Optosonics and Sentron have further amended this Agreement, as an inducement to Optosonics to enter this Agreement, by providing for the survival of the sublicense granted by this Agreement if the 2003 Agreement is terminated and other matters which consent and amendment are attached to and made a part of this Agreement as Exhibit D; and

NOW, THEREFORE, the parties agree as follows:

1 . Definitions.

Whenever used in this Agreement, the terms defined in this Section 1 shall have the meanings specified.

1.1  “Affiliate” means any corporation or other legal entity owning, directly or indirectly, fifty percent (50%) or more of the voting capital shares or similar voting securities of Endra or Optosonics; any corporation or other legal entity fifty percent (50%) or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by Endra or Optosonics or any corporation or other legal entity fifty percent (50%) or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by a corporation or other legal entity which owns, directly or indirectly, fifty percent (50%) or more of the voting capital shares or similar voting securities of Endra or Optosonics.

1.2  “Field” means development and commercialization with respect to photo-acoustic and thermo-acoustic imaging devices and methods for the diagnosis, prevention and treatment of all disease states in human beings and animals with the exception of all applications involving the human breast.

1.3 “Technology” means and includes all materials, technology, technical information, know-how, expertise and trade secrets within the Field owned by Optosonics or licensed to Optosonics as of the Effective Date, if any, which are conveyed to Endra during the term of this Agreement.

1.4  “Confidential Information” means all information about any element of the Technology or its development which is disclosed by either party to the other and designated “Confidential” in writing by the disclosing party at the time of disclosure to the extent that such information as of the date of disclosure is not (i) known to the receiving party other than by virtue of a prior confidential disclosure by the disclosing party; or (ii) disclosed in published literature, or otherwise generally known to the public through no fault or omission of the receiving party; or (iii) obtained from a third party free from any obligation of confidentiality to the disclosing party.

Endra-Optosonics Sublicense

1.5  “Valid Claim” means a claim within Patent Rights so long as such claim shall not have been disclaimed by Sentron, Optosonics and Endra, or shall not have been held invalid in a final decision rendered by a tribunal of competent jurisdiction from which no appeal has been or can be taken.

1.6  “Patent Rights” shall mean the Valid Claims of the patents and patent applications listed in Exhibit A, and patents issuing on them, including any division, continuation, continuation-in-part, renewal, extension, re-examination, reissue or foreign counterpart thereof.

1.7  “Product” means any product in the Field, the manufacture use, sale, offer for sale or import of which would infringe Patent Rights in the absence of a license.

1.8  "Net Sales" means the gross amount invoiced by Endra, its Affiliates, or any sublicensee of Endra for sales to a third party or parties of Products, less normal and customary trade discounts actually allowed, rebates, returns, credits, taxes the legal incidence of which is on the purchaser and separately shown on Endra's or any sublicensee of Endra's invoices and transportation, insurance and postage charges, if prepaid by Endra or any sublicensee of Endra and billed on Endra's or any sublicensee of Endra's invoices as a separate item.

Endra-Optosonics Sublicense

2 . Grant of Sublicenses, Term, Rights and Obligations.

2.1  Sublicense Granted to Endra under the Patent Rights and Technology. Optosonics, with the consent of its licensor, Sentron, hereby grants to Endra an exclusive, worldwide license, including the right to grant sublicenses, without limitation, to manufacture, use, sell, import and offer for sale Products under all Optosonics's right, title and interest in the Patent Rights and Technology (“License”).

2.2  Term of License. Unless terminated earlier as provided below, the License shall commence on the Effective Date and shall terminate on the expiration of the last to expire of the Patent Rights.

2.3  Endra Obligations:

2.3.1  Endra shall attempt to exploit Products commercially employing similar effort to that applied in the industry to other products similarly situated by other entities of the same size possessing similar financial resources.

2.3.2  If Endra grants a sublicense pursuant to Section 2.1, Endra shall guarantee that any sublicensee fulfills all of Endra’s obligations under this Agreement; provided, however, that, to the extent that sublicensee fails to fulfill Endra’s obligations under this agreement, Endra shall not be relieved of its obligations pursuant to this Agreement.

2.4  Technical Assistance. Optosonics shall provide to Endra, or sublicensees of Endra, at Endra’s request and expense, any technical assistance reasonably necessary to enable Endra or such sublicensee to manufacture, use or sell each Product to enjoy fully all the rights granted to Endra pursuant to his Agreement. Endra shall compensate Optosonics for such services at such reasonable hourly or per diem rates as Optosonics may establish from time to time. Optosonics obligation under this Section 2.4 shall be limited so that it is not unduly disruptive of its other business activities.

Endra-Optosonics Sublicense

3 . Royalties, Payments of Royalties, Account Records, Other Payments.

3.1  Patent Rights. Endra shall pay Optosonics a royalty based on the Net Sales of each Product. Such royalty shall be paid with respect to each country of the world from the date of the first commercial sale to a third party (the date of the invoice) of Endra on any Product in each such country until the expiration of the last Patent Right to expire with respect to each country and each such Product.

3.2  Royalty Rates. Endra shall pay the royalties described above at the rates of three percent (3%) of Net Sales for human applications and four and one-half of one percent (4.5%) of Net Sales for all other applications.

3.3  Payment Dates. Royalties shall be paid by Endra on Net Sales within sixty (60) days after the end of each calendar quarter in which such Net Sales are made. Such payments shall be accompanied by a statement showing the Net Sales of each Product by Endra and each sublicensee of Endra, respectively, in each country, the applicable royalty rate for such Net Sales, and a calculation of the amount of royalty due.

3.4  Accounting. The Net Sales used for computing the royalties payable to Optosonics by Endra shall be computed and paid in U.S. dollars by wire transfer. For purposes of determining the amount of royalties due, the amount of Net Sales in any foreign currency shall be computed by (a) converting such amount into dollars at a rate equal to the prevailing commercial rate of exchange for purchasing dollars with such foreign currency as published in the Wall Street Journal for the close of the last business day of the calendar quarter for which the relevant royalty payment is to be made by Endra and (b) deducting the amount of any governmental tax, duty, charge, or other fee actually paid in respect of such conversion into, and remittance of dollars.

Endra-Optosonics Sublicense

3.5  Records. Endra shall keep for three (3) years from the date of each payment of royalties complete and accurate records of sales by Endra, its Affiliates and sublicensees of each Product in sufficient detail to allow the accruing royalties to be determined accurately. Optosonics shall have the right for a period of three (3) years after receiving any report or statement with respect to royalties due and payable to appoint at its expense an independent certified public accountant reasonably acceptable to Endra to inspect the relevant records of Endra to verify such report or statement. Endra shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Optosonics, to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to sales in any given period. Optosonics agrees to hold as Confidential Information all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for Optosonics to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. The failure of Optosonics to request verification of any report or statement during said three-year period shall be considered acceptance of the accuracy of such report, and Endra shall have no obligation to maintain records pertaining to such report or statement beyond said three-year period. The results of each inspection, if any, shall be binding on both parties. Should the results of inspection require a correction in favor of Optosonics of more than 5% of the royalties credited by Endra to Optosonics for any 12 month period, Endra shall (in addition to promptly paying such deficiency) pay interest at 6% per annum for the period during which such payment was delinquent and shall reimburse Optosonics for the costs of inspection. Should the results of inspection not require a correction in favor of Optosonics of more than 5% of the royalties credited by Endra to Optosonics for any 12 month period, Optosonics shall reimburse Endra for the costs of inspection.

Endra-Optosonics Sublicense

3.6  Additional Payments and Expenditures.

3.6.1  License Fee. Endra shall pay Optosonics a license fee of one hundred thousand dollars ($100,000.00) upon execution of this Agreement by Optosonics less five thousand dollars ($5,000.00) previously paid by Endra to Optosonics.

3.6.2  Sales Milestone. If aggregate Net Sales for all Products during the term reach twenty-five million dollars ($25,000,000.00), Endra shall pay Optosonics the sum of two hundred fifty thousand dollars ($250,000.00) no later than January 31 of the year following this occurrence. This payment shall be made only once and shall be in addition to any other payments due under this Agreement.

3.6.3  Diligence Expenditures.

(i ) The diligence requirement described in Section 2.3.1 will be fulfilled for the first year of the term of this Agreement, if during such year Endra spends five hundred thousand dollars ($500,000.00) on the development of one or more Products. This sum shall be determined by including all direct and indirect costs reasonably related to the development of Products and all sums paid to Optosonics under the Research and Development Agreement ("R&D Agreement"). Endra shall report such expenditures in reasonable detail to Optosonics promptly following the first year of the term.

Endra-Optosonics Sublicense

(ii ) The diligence requirement will likewise be satisfied if Endra installs a prototype of any Product for any third party within twenty-four (24) months of the Effective Date.

(iii ) The diligence requirement will likewise be satisfied if Endra makes a commercial sale of any Product to any third party no later than forty-two (42) months from the Effective Date.

(iv ) Failure to make the expenditure described in (i) or the installations described in (ii) or (iii) will be Events of Termination described in Section 11.1.

(v) Endra’s duty to perform pursuant to subsections (ii) and (iii) shall depend upon the delivery by Optosonics to Endra of a serviceable prototype device in good working order constructed pursuant to the R&D Agreement in the case of subsection (ii) and, if the parties enter a subsequent manufacturing agreement, devices which meet the specifications stipulated in such manufacturing agreement, in the case of subsection (iii). If Optosonics fails in either or both cases to make such deliveries, Endra’s diligence obligation shall be that set forth in Section 2.3.1.

(vi) In any event, Endra shall report to Optosonics on its progress in developing and commercializing Products, exclusive of its work with Optosonics, every six (6) months from the Effective Date until the date of first commercial sale of a Product.

4 . Provisions Concerning the Filing, Prosecution and Maintenance of Patent Rights. The following provisions relate to the filing, prosecution and maintenance of Patent Rights during the term of this Agreement.

4.1  Filing, Prosecution and Maintenance by Optosonics. Optosonics shall have the exclusive right and obligation:

Endra-Optosonics Sublicense

(a ) to take all reasonable steps to prosecute all pending and new patent applications included within Patent Rights;

(b ) to respond to oppositions, nullity actions, re-examinations, revocation actions and similar proceedings filed by third parties against the grant of letters patent for such applications;

(c ) to maintain in force any letters patent included in Patent Rights by duly filing all necessary papers and paying any fees required by the patent laws of the particular country in which such letters patent were granted; and

(d ) to cooperate fully with, and take all necessary actions requested by, and letters patent included in Patent Rights. Optosonics shall notify Endra in a timely manner of any decision to abandon a pending application or an issued patent included in Patent Rights. Thereafter, Endra shall have the option, at its expense, of continuing to prosecute any such pending patent application or of keeping the issued patent in force.

4.1.1 Copies of Documents. Optosonics shall provide to Endra copies of all patent applications, and related supporting documentation, that are a part of Patent Rights prior to filing, for the purpose of obtaining substantive comment of Endra patent counsel. Optosonics shall also provide to Endra copies of all documents, either upon receipt or prior to filing, relating to prosecution of all such patent applications in a timely manner and shall provide to Endra every six (6) months a report detailing their status and Optosonics’ plans for filing for the next six (6) month period.

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4.1.2 Reimbursement of Costs for Filing, Prosecuting and Maintaining Patent Rights. Subject to Section 4.1.3, within thirty (30) days of receipt of invoices from Optosonics, Endra shall reimburse Optosonics for all the costs of filing, prosecuting, responding to opposition and maintaining patent applications and patents in countries where Endra requests that patent applications be filed, prosecuted and maintained. However, Endra may, upon sixty (60) days notice, request that Optosonics discontinue filing or prosecution of patent applications in any country and discontinue reimbursing Optosonics for the costs of filing, prosecuting, responding to opposition or maintaining such patent application or patent in any country. Optosonics shall pay all costs in those countries in which Endra does not request that Optosonics file, prosecute or maintain patent applications and patents, (or in which Endra requests such protection be discontinued) but in which Optosonics, at its option, elects to do so and Endra shall have no license in each of such countries and all licenses of Endra theretofore in existence under this Agreement in any such country shall forthwith terminate.

4.1.3  Endra’s obligations to reimburse Optosonics’ or Sentron’s patent prosecution expenses (with respect to patent applications initially listed on Exhibit A and patents issuing in respect thereof) shall be limited to an average of ten thousand dollars ($10,000.00) a year calculated over each consecutive three (3) year period during the term and no more than fifteen thousand dollars ($15,000.00) in any such year.

4.2 Endra shall have the right to file on behalf of and as an agent for Sentron and Optosonics all applications and take all actions necessary to obtain patent extensions pursuant to 35 U.S.C. Section 156 and foreign counterparts for Patent Rights sublicensed to Endra. Optosonics agrees to sign, at Endra’s expense, such further documents and take such further actions as may be requested by Endra in this regard and to obtain same from Sentron.

Endra-Optosonics Sublicense

4.3 Neither party may disclaim a Valid Claim within Patent Rights without the consent of the other and Sentron.

4.4 Hold Harmless. Optosonics agrees to defend, protect, indemnify and hold harmless Endra and any sublicensee of Endra, from and against any loss or expense arising from any proved claim of a third party that has been granted rights by Optosonics or Sentron that Endra or any sublicensee of Endra in exercising their rights granted to Endra by Optosonics or Sentron pursuant to this Agreement, has infringed upon such rights granted to such third party by Optosonics or Sentron.

4.5 Third Party Licenses. If the manufacture, use, sale, offer for sale or import by Endra of a Product in any country would, in the opinion of Endra, infringe a patent owned by a third party, Endra shall attempt to obtain a license under such patent. If Endra obtains a license under such patent, fifty percent (50%) of any payments made by Endra to such third party shall be deductible from royalty payments due from Endra to Optosonics pursuant to this Agreement; provided, however, that in no event shall royalties payable to Optosonics be reduced by more than thirty-three and one-third percent (33 1/3%) as a result of all such deductions. All such computations, payments and adjustments shall be on a country by country and patent by patent basis.

5 . Representation and Warranty. Optosonics represents and warrants to Endra that it has the right to grant the License granted pursuant to this Agreement, and that the License so granted does not conflict with or violate the terms of any agreement between Optosonics and any third party.

6 . Legal Action.

6.1  Actual or Threatened Disclosure or Infringement. When information comes to the attention of Endra to the effect that any Patent Rights relating to a Product have been or are threatened to be unlawfully infringed, Endra shall have the right at its expense to take such action as it may deem necessary to prosecute or prevent such unlawful infringement, including the right to bring or defend any suit, action or proceeding involving any such infringement. Endra shall notify Optosonics and Sentron promptly of the receipt of any such information and of the commencement of any such suit, action or proceeding. If Endra determines that it is necessary or desirable for Optosonics or Sentron or both to join any such suit, action or proceeding, Optosonics and Sentron shall, at Endra’s expense, execute all papers and perform such other acts as may be reasonably required to permit Endra to act in Optosonics’ and Sentron’s name. If Endra brings a suit, it shall have the right first to reimburse itself out of any sums recovered in such suit or in its settlement for all costs and expenses, including attorney’s fees, related to such suit or settlement, and fifteen (15%) percent of any funds that shall remain from said recovery shall be paid to Optosonics and the balance of such funds shall be retained by Endra. If Endra does not, within one hundred twenty (120) days after giving notice to Optosonics of the above-described information, notify Optosonics of Endra’s intent to bring suit against any infringer, Optosonics shall have the right to bring suit for such alleged infringement, but it shall not be obligated to do so, and may join Endra as party plaintiff, if appropriate, in which event Optosonics shall hold Endra free, clear and harmless from any and all costs and expenses of such litigation, including attorney’s fees, and any sums recovered in any such suit or in its settlement shall belong to Optosonics. However, fifteen (15%) percent of any such sums received by Optosonics after deduction of all costs and expenses related to such suit or settlement, including attorney’s fees paid, shall be paid to Endra. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted by the other for infringement under the terms of this section. If Endra lacks standing and Sentron or Optosonics has standing to bring any such suit, action or proceeding, Sentron or Optosonics or both, as the case may be shall do so at the request of Endra and at Endra’s expense or for all costs and expenses, including attorney’s fees, related to such suit or settlement.

Endra-Optosonics Sublicense

6.2  Defense of Infringement Claims. Optosonics and Sentron will cooperate with Endra at Endra’s expense in the defense of any suit, action or proceeding against Endra or any sublicensee of Endra alleging the infringement of the intellectual property rights of a third party by reason of the use of Patent Rights in the manufacture, use, import or offer for sale of a Product. Endra shall give Optosonics and Sentron prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will furnish Optosonics and Sentron a copy of each communication relating to the alleged infringement. Optosonics and Sentron shall give to Endra full authority (including the right to exclusive control of the defense of any such suit, action or proceeding and the exclusive right, to compromise, litigate, settle or otherwise dispose of any such suit, action or proceeding), information and assistance necessary to defend or settle any such suit, action or proceeding. If the parties agree that Optosonics or Sentron or both should institute or join any suit, action or proceeding pursuant to this section, Endra may, at Endra’s expense, join Optosonics or Sentron or both as defendants if necessary or desirable, and Optosonics and Sentron shall execute all documents and take all other actions, including giving testimony, which may reasonably be required in connection with the prosecution of such suit, action or proceeding.

7 . New Optosonics Inventions within the Field.

7.1  Notice and Documents. Within thirty (30) days of filing a new patent application in the Field, Optosonics will send a copy of such application to Endra. In addition, upon receipt of each such application, Endra may request and Optosonics will provide within fifteen (15) days of such request, additional documents reasonably necessary to determine whether to obtain a license from Optosonics to such patent in the Field.

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7.2  Upon receipt of the application and documents, Endra shall have sixty (60) days to determine whether to obtain a license. If Endra determines that it wishes to obtain a license, it shall so notify Optosonics. Upon receipt of such notice, the application and resulting rights shall be licensed to Endra solely within the Field and pursuant to the terms and conditions of this Agreement and subject to the same royalty obligations as those set forth in this Agreement and this Agreement shall be modified accordingly.

8 . Human Breast Imaging Applications.

8.1  Notice. If Optosonics determines it wishes to contract with a third party to develop its remaining rights in the Patent Rights and Technology with respect to human breast applications, it will first notify Endra of that fact and the proposed terms and conditions of such contract. Upon receipt of such notice, Endra shall have a right of first refusal for a period of thirty (30) days to determine whether to enter into a license and/or development agreement with Optosonics relating to Optosonics’ remaining rights on the same terms and conditions as the terms and conditions proposed by such third party. If Endra does not give timely notice of its exercise of its right of first refusal, Optosonics shall have no further obligation pursuant to this Section.

8.2  Negotiation.  If Endra timely notifies Optosonics that it will exercise its right of first refusal, it will so notify Optosonics. Optosonics will negotiate exclusively in good faith with Endra to reach a definitive agreement on the terms proposed by the offering third party regarding Optosonics remaining rights for a period of sixty (60) days. If the parties fail to reach agreement in the sixty (60) day period, neither party shall have any further obligation to the other pursuant to this Section.

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9 . Treatment of Confidential Information.

9.1  Confidentiality.

9.1.1  Subject to Endra’s rights and obligations to commercialize Products pursuant to this Agreement, Endra and Optosonics each agree that for a period of five (5) years, it will keep confidential, and will cause its Affiliates to keep confidential, all Confidential Information that is disclosed to it or to any of its Affiliates pursuant to this Agreement.

9.1.2  Subject to Endra’s rights and obligations to commercialize Products pursuant to this Agreement, Endra and Optosonics each agree that any disclosure of the other’s Confidential Information to any officer, employee or agent of the other party or of any of its Affiliates shall be made only if and to the extent necessary to carry out its responsibilities under this Agreement and shall be limited to the maximum extent possible consistent with such responsibilities. Each party shall take such action, and shall cause its Affiliates to take such action, to preserve the confidentiality of each other’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information. Upon termination of this agreement, each party, upon the other’s request, will return all the Confidential information disclosed to the other party pursuant to this Agreement, including all copies and extracts of documents, within sixty (60) days of the request except for one (1) copy which may be kept for the purpose of complying with continuing obligations under this Agreement.

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9.2  Publicity. Except as required by law, neither party may disclose the terms of this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

10 . No Other Agreements.

10.1  This Agreement, the 2003 Agreement as amended and the R&D Agreement of even date with this Agreement are the sole agreements with respect to the subject matter and supersede all other agreements and understandings between the parties with respect to same. If there is any inconsistency or discrepancy between this Agreement and the 2003 Agreement the terms and conditions of this Agreement shall prevail.

10.2  If, for any reason, the 2003 Agreement expires or is terminated, this Agreement shall survive and Sentron or its successor shall have the same rights and duties pursuant to this Agreement as Optosonics had.

11 . Termination and Disengagement.

11.1  Events of Termination. The following events shall constitute events of termination (“Events of Termination”): Optosonics or Endra shall fail in any material respect to perform or observe any material term, covenant or understanding contained in this Agreement or in any of the other documents or instruments delivered pursuant to, or concurrently with, this Agreement, and any such failure shall remain unremedied for sixty (60) days after written notice to the failing party.

11.2  Termination. Upon the occurrence of any Event of Termination, the party not responsible may, by notice to the other party, terminate this Agreement.

11.3  Termination of this Agreement for any reason shall be without prejudice to:

Endra-Optosonics Sublicense

(a ) the rights and obligations of the parties set forth in sections which provide performance by either party subsequent to termination;

(b ) Optosonics’s right to receive all accrued royalty payments; or

(c ) any other remedies which either party may otherwise have.

11.4  Endra may discontinue selling any or all Products in any country and such discontinuance shall not be an Event of Termination. Nonetheless, if Endra discontinues sales of Products in any country for a period of 12 months after such sales commence, Endra’s license hereunder within such country shall forthwith terminate.

12 . Indemnification. Endra will indemnify Optosonics for damages, settlements, costs, legal fees and other expenses incurred in connection with a claim against Optosonics based on any action or omission of Endra, its agents or employees related to the obligations of Endra under this Agreement; provided, however, that the foregoing shall not apply (i) if the claim is found to be based upon the negligence, recklessness or willful misconduct of Optosonics or (ii) if Optosonics fails to give Endra prompt notice of any claim it receives and such failure materially prejudices Endra with respect to any claim or action which Endra’s obligation pursuant to this Section applies. Endra, in its sole discretion, shall choose legal counsel, shall control the defense of such claim or action and shall have the right to settle same on such terms and conditions it deems advisable and at its cost.

13 . Notices. All notices shall be in writing mailed via certified mail, return receipt requested, courier, or facsimile or electronic transmission addressed as follows, or to such other address as may be designated from time to time:

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If to Endra:  Endra, Inc.
                      222 Berkeley Street
                      Boston, MA 02116
                      Attn.: President

with a copy to: : Joshua A. Kalkstein, Esq.
                            Robinson & Cole llp
                            One Boston Place
                            Boston, MA 02108

If to Optosonics: OptoSonics, Inc.
                             351 West 10th Street
                             Suite 250
                             Indianapolis, IN 46202
                             Attn: President

with a copy to: Eric R. Moy, Esq.
                          Barnes & Thornburg
                          1313 Merchants Bank Building
                          11 South Meridian Street
                          Indianapolis, IN 46204

If to Sentron:  Clifford Mentrup, Esq.
                         Sentron Medical, Inc.
                         8485 Broadwell Road
                         Cincinnati, OH 45244

Notices shall be deemed given as of the date received.

14 . Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

15 . Miscellaneous.

15.1  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

15.2  Headings. Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

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15.3  Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

15.4  Amendment, Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

15.5  No Third Party Beneficiaries. No third party including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any third party.

15.6  Assignment and Successors. This Agreement may not be assigned by either party, except that each party may assign this Agreement and the rights and interests of such party, in whole or in part, to any of its Affiliates, any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such party with or into such corporations.

15.7  Force Majeure. Neither Endra nor Optosonics shall be liable for failure of delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of Endra or Optosonics.

15.8  Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of the Agreement shall not be affected.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

ENDRA INC.                        OPTOSONICS, INC.

By:/s/ David Steinberg           By:/s/ Robert Kruger

Title: President                       Title President

Date: August 2, 2007             Date: August 2, 2007

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Exhibit A
Patent Applications and Patents

1.
Issued Patents
a.
United States
i.
No. 5,713,356
ii.
No. 6,102,857
iii.
No. 6,490,470
iv.
No. 6,633,774
2.
Pending Patents
a.
United States
i.
No. 20040127783
b.
European Union
i.
No. 97944607.7
c.
Japan
i.
No. 516884/98
d.
Canada
i.
No. 2187701

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Exhibit B
Sentron – Optosonics License Agreement May 16, 2003

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Exhibit C
Sentron – Optosonics License Amendment March 22, 2007

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Exhibit D
Sentron Consent to Sublicense and Survival